Exhibit 99.5

Capitalization

The following table sets forth our cash and cash equivalents and total capitalization as of March 31, 2010, on an actual and as adjusted basis giving effect to this offering, the application of the proceeds therefrom and the completion of the other Transactions. This table should be read in conjunction with the sections entitled “Use of Proceeds,” “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes appearing elsewhere in this offering memorandum.

	As of March 31, 2010
	Actual	As Adjusted
Certain current assets:
Issuer (1):
Cash and cash equivalents	$8,281	$114,690
Platinum Explorer construction escrow	—	504,044
Restricted cash (2)	18,702	26,413
Parent and its subsidiaries (other than the issuer):
Cash and cash equivalents	22,114	22,114
Restricted cash (3)	19,349	19,349

Debt:
Issuer (1):
Notes offered hereby	—	960,000
Existing credit facility (4)	151,812	—
13 1/2 % Notes (4)	131,272	—

Total debt of issuer	283,084	960,000
Parent and its subsidiaries (other than the issuer):
Aquamarine term loan (5)	102,855	102,855
F3 Capital Note (6)	—	60,000
Insurance premium payables	3,434	3,434

Total debt of parent and its subsidiaries (other than the issuer)	106,289	166,289

Total debt of parent and its subsidiaries (including the issuer):	389,373	1,126,289

Total shareholders’ equity	746,075	773,851

Total capitalization	$1,135,448	$1,900,140

(Dollars in thousands)

(1)	For purposes of this Capitalization table, the actual current assets and debt reflects the post-offering structure described under “Summary – Corporate Structure.”

(2)

Restricted cash consists of cash and cash equivalents established as debt reserves and posted as collateral for bid tenders and performance bonds. Includes $9.1 million of escrowed cash held for interest payments on the 13 1/2% Notes.

(3)	Restricted cash consists of cash and cash equivalents established as debt reserves.

(4)

These amounts do not reflect accrued and unpaid interest. Prepayment of our existing credit facility requires us to pay accrued and unpaid interest plus a penalty of 0.50% of the principal amount being repaid, or $759,000, for a total prepayment cost of approximately $152.6 million. The loans mature on March 17, 2016 and September 10, 2016, respectively, and the effective interest rate as of March 31, 2010 was LIBOR plus a margin ranging from 3.5% to 5.5%. The 13 1/2% Notes are being redeemed at 104% of their principal amount, plus accrued and unpaid interest, for a total redemption cost of $145.4 million.

(5)	P2020, as borrower, and a lender entered into the Aquamarine term loan to partially fund the final construction payment for the Aquamarine Driller. We have provided a guarantee of the amounts outstanding under this facility. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Long-term Debt – Aquamarine Term Loan.”

(6)	For more information on the F3 Capital Note, see “Certain Relationships and Related Party Transactions – Platinum Explorer Transaction.”

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